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EXHIBIT 5.1 OPINION OF COUNSEL AND CONSENT

The undersigned is counsel for CAYENNE CONSTRUCTION INC.. I have been requested to render an opinion on the trade ability of the 500,000 shares of CAYENNE CONSTRUCTION INC. proposed to be sold pursuant the CAYENNE CONSTRUCTION INC.'s Registration Statement on Form SB-2. In rendering this opinion, I have reviewed CAYENNE CONSTRUCTION INC.'s Registration on Form SB-2, CAYENNE CONSTRUCTION INC.'s Form 10SB, Company articles of incorporation and by laws and other corporate documents. All representations made to me in CAYENNE CONSTRUCTION INC. documents and by Company officers and directors are deemed to be accurate. It is my opinion that the shares to be issued will be free trading shares. It is further my opinion that:

1. CAYENNE CONSTRUCTION INC. is a corporation duly organized, validly existing and in good standing and is qualified to do business in each jurisdiction in which such qualification is required.

2. That the shares of common stock to be issued by CAYENNE CONSTRUCTION INC. have been reserved and, when issued, will be duly and properly approved by CAYENNE CONSTRUCTION INC.'s Board of Directors.

3. That the shares of stock, when and as issued, will be fully paid and non-assessable, and will be a valid and binding obligation of the corporation.

4. That the shares of common stock have not been but will be registered under the Securities Act of 1933, as amended (the "Act"), and will be registered by coordination with or exempt from the securities laws of the state jurisdictions in which they will be sold. I hereby consent to the use of this opinion in CAYENNE CONSTRUCTION INC.'s Registration Statement on Form SB-2. Please feel free to contact the undersigned should you have any further questions regarding this matter.


Very truly yours
Joseph R. Scarpello